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                                                                EXHIBIT (c)(iii)


                      NOTICE OF RESCISSION OF ACCELERATION




                               ___________, 1995




Bank of America National Trust and Savings Association
Corporate Trust Administration #8510
333 South Beaudry Avenue, 25th Floor
Los Angeles,  California  90017


             Re:   Comprehensive Care Corporation 7- 1/2%
                   Convertible Subordinated Debentures Due
                   April 15, 2010 (the "Securities")


Dear Ladies and Gentlemen:

      This Notice of Rescission of Acceleration is delivered pursuant to
Section 6.02 of that certain Indenture dated as of April 25, 1985 (the "Indenture") between Comprehensive Care Corporation, a Delaware corporation (the "Company"), and Bank of America National Trust and Savings Association (the "Trustee") governing the Securities. Capitalized terms not otherwise defined herein are used as defined in the Indenture. The undersigned Holder hereby elects to rescind both the acceleration of the Securities which occurred pursuant to the written notices of Holders delivered to the Trustee and the Company and also the consequences of such acceleration, such rescission to be effective immediately upon (1) the cure or waiver of the Event of Default referenced in the Trustee's notice dated November 22, 1994 to the Holders, and
(2) the Trustee's receipt of Notices of Rescission of Acceleration from Holders of a majority in principal amount of the outstanding Securities.

      The undersigned Holder further waives the said Event of Default and agrees that the interest payment that was due on October 17, 1994 (and interest on such interest) and the interest payment that will become due on April 15, 1995 (and interest on such interest) shall carry forward and be payable on or about October 15, 1995 in addition to the regularly scheduled payment, unless otherwise agreed by the undersigned Holder and the Company.

      The Notice of Rescission of Acceleration shall remain in effect unless the Trustee is notified in writing prior to effectiveness of such rescission that the undersigned Holder has rescinded this Notice of Rescission of Acceleration.


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